SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL BALANCED FUND, INC.
                             HELD NOVEMBER 2, 1999

1.  Election of the Board of Directors.

                            For              Withheld

    Aschenbrenner        5,271,055            213,728
    Davis                5,269,985            214,798
    Eucher               5,274,538            210,245
    Ferguson             5,271,425            213,358
    Gilbert              5,276,821            207,962
    Griswell             5,273,784            210,999
    Kimball              5,276,601            208,182
    Lukavsky             5,269,981            214,802

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          5,254,622          51,626                178,535

3.  Amendment of Management Agreement to:
    A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         5,057,073           167,238               260,472

    B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         5,085,472           139,957               259,355

4.  Approval of changes to fundamental investment restrictions regarding:
    D. Diversification.

         In Favor       Opposed      Abstain   Broker Non-Votes

        4,988,251       114,869      224,371       157,293